NEWS RELEASE
For Immediate Release

EMERITUS CORPORATION ANNOUNCES ACQUISITION OF 24 ASSISTED LIVING COMMUNITIES

SEATTLE, WA, May 5, 2011 -- Emeritus Corporation (NYSE: ESC), (the “Company”) a national provider of senior living services, today announced that the Company has entered into a purchase and sale agreement with affiliates of Blackstone Real Estate Advisors (“Blackstone”) to acquire 24 assisted living communities comprised of approximately 1,867 units.

The 24 communities are currently owned by a joint venture comprised of Emeritus and Blackstone in which the Company owns a 19% interest and Blackstone an 81% interest.  The Company has been operating these communities since late 2006 under management agreements for a fee equal to 5% of collected revenues.

“We have operated these communities under a management agreement that incentivized us to improve operations – that incentive represents a significant portion of the equity required to complete this purchase transaction,” noted Dan Baty, Emeritus Chairman.  “We are pleased that the joint venture with Blackstone has proven to be so successful, and we look forward to delivering similar results on the much larger Sunwest portfolio of 144 communities.”

The net purchase price to acquire Blackstone’s 81% interest in the joint venture is expected to approximate $99.0 million.  This purchase price is based on a total portfolio value of $310.0 million, which is expected to be financed with mortgage debt of approximately $220.0 million, approximately $40.0 million in cash on hand, excluding acquisition and financing costs, and the balance from the Company’s final equity interests in the joint venture representing the Company’s 19% interest in the joint venture and the promote structure incentive based on the final rate of return to the joint venture members.

Final closing of the transaction is subject to routine closing conditions normal for an acquisition of this nature.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of senior living services. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process. Emeritus currently operates 482 communities in 42 states representing capacity for approximately 43,100 units and approximately 50,100 residents. Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady                                                                 Sari Martin
Liz.brady@icrinc.com                                           Sari.martin@icrinc.com
646-277-1226                                                           203-682-8345